Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces Exercise of Initial Purchasers’

Additional $25 Million of Convertible Senior Note Offering

Princeton, N.J.; July 22, 2003—Medarex, Inc. (Nasdaq: MEDX) announced today that the initial purchasers in its recent private placement of $100 million of 4.25% Convertible Senior Notes due 2010 have elected to exercise their option to purchase an additional $25 million in principal amount of the Notes. The exercise of the option will bring the final aggregate principal amount of the offering of the Notes to $125 million upon closing of the option exercise. The closing for the additional $25 million purchase is expected to occur on July 23, 2003, subject to customary closing conditions.

Medarex expects to use the net proceeds for general corporate purposes. A portion of the net proceeds will be used to purchase a portfolio of U.S. Treasury securities to collateralize the Notes in an amount sufficient to pay the initial six interest payments on the Notes. Medarex may also use a portion of the net proceeds to repay a portion of our outstanding indebtedness and to acquire products or companies that further our strategic goals, although we have no present understandings, commitments or agreements relating to any such transactions.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. The convertible senior notes being offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.

Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believes”; “anticipates”; “intends”; “plans”; “expects”; “estimates”; “could”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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